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                                                                   EXHIBIT 10-21



               AMENDED AND RESTATED POST-EMPLOYMENT INCOME AGREEMENT

This Amended and Restated Post-Employment Income Agreement (the "Agreement") between The Detroit Edison Company (the "Company") and Anthony F. Earley, Jr. (the "Recipient") is executed and effective this 23rd day of March 1998 and provides as follows:

POST-EMPLOYMENT INCOME AGREEMENT, DATED MAY 2, 1994 (THE "EARLIER
AGREEMENT"):

The Earlier Agreement shall be deemed superseded upon Recipient's acceptance of this Agreement.

PURPOSE:

The Agreement is intended to provide Recipient with a retirement income stream in addition to retirement income that Recipient may receive from the Company's Employes' Retirement Plan (the "Retirement Plan") in the event that Recipient's employment with the Company is terminated for a permissible reason, as provided in this Agreement, prior to Recipient establishing eligibility to participate in the Company's Management Supplemental Benefit Plan, as the same may be amended from time to time.

BENEFIT AMOUNT:

Recipient shall receive, on an annual basis, $30,000 for each full year of service with the Company or one of its affiliates up to a maximum of ten (10) years of service.

ELIGIBILITY:

         (1) Recipient's eligibility to receive a benefit under this Agreement shall terminate at such time as Recipient is otherwise eligible to become a participant in the Company's Management Supplemental Benefit Plan, as the same may be amended from time to time, including eligibility based upon a Change-in-Control, as defined in the Change-in-Control Severance Agreement between the Recipient and DTE Energy Company, the Company's parent holding company.


         (2) Subject to the provisions of Subsection (1) above, Recipient shall be eligible to receive a benefit hereunder:

         (a) Immediately, if Recipient's employment with the Company is terminated due to a disability, as defined in the Company's Long-Term Disability Plan, as the same may be amended from time to time or


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         (b)      At age 60, if Recipient's employment with the Company was
                  terminated for a reason other than cause and determined to be in the mutual best interests of the Recipient and the Company by the Company's Board of Directors, based upon the review and recommendation of the Board's Organization and Compensation Committee.

PAYMENT OPTIONS:

Payment options for benefits payable under this Agreement shall be as provided in the Management Supplemental Benefit Plan, as the same may be amended from time to time.

SCHEDULE OF PAYMENTS:

Payments, if any, made pursuant to this Agreement, will be made to Recipient or his designated beneficiary on a monthly basis.

BENEFICIARY DESIGNATION:

Recipient may name a beneficiary to whom payments under the Plan are to be paid in case of Recipient's death. Each designation must be in writing and will revoke all prior designations by the Recipient. In the absence of any such designation, payments due shall be paid to the Recipient's estate in a lump sum.

TAXATION:

The Company makes no representation as to the tax consequences of individual payment options.

NON-SECURED PROMISE; AMENDMENTS:

         (1) Recipient shall have the status of a general unsecured creditor of the Company. This agreement constitutes a promise by the Company to make benefit payments in the future under the terms and conditions provided herein. The Company intends that this Agreement be unfunded for tax purposes and for purposes of Title I of ERISA. The Company intends that this Agreement be maintained for Recipient, who is a member of management of the Company and a highly-compensated employee.

         (2) This Agreement may not be amended or modified without the written consent of both the Company and Recipient.

ADMINISTRATION; ARBITRATION:



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The Vice President-Human Resources is responsible for the administration of the
Agreement. The Vice President-Human Resources has the authority to interpret the provisions of the Agreement and prescribe any regulations relating to its administration. The decisions of the Vice President-Human Resources with respect thereto made prior to the occurrence of a Change in Control shall be conclusive.

The Treasurer of the Company shall be responsible for the administration of benefits under the Agreement.

Notwithstanding any provision in this Agreement to the contrary, in the event of any dispute, claim or controversy (hereinafter referred to as a "Grievance") between the Recipient and the Company with respect to the payment of benefits to such Recipient under this Agreement, the computation of benefits under this Agreement, or any of the terms or conditions of this Agreement, such Grievance shall be resolved by arbitration. Arbitration shall be the sole exclusive remedy to redress any Grievance. The arbitration decision shall be final and binding, and a judgment on the arbitration award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms. The arbitration shall be conducted by the American Arbitration Association in accordance with the Commercial Arbitration Rules of the American Arbitration Association and expenses of the arbitrator(s) and the American Arbitration Association shall be borne by the Company. Neither the Company nor the Recipient shall be entitled to attorneys' fees, expert witness fees, or other expenses expended in the course of such arbitration or the enforcement of any award rendered thereunder. The place of the arbitration shall be the offices of the American Arbitration Association in the Detroit Metropolitan area, Michigan. The arbitrator(s) shall not have the jurisdiction or authority to change any of the provisions of this Agreement by alteration of, addition to, or subtraction from the terms thereof. The arbitrator(s)' sole authority shall be to apply any terms and conditions of this Agreement. Since arbitration is the exclusive remedy with respect to any Grievance, Recipient does not have the right to resort to any federal court, state court, local court, or administrative agency concerning breaches of any terms and provisions hereunder, and the decision of the arbitrator(s) shall be a complete defense to any suit, action, or proceeding instituted in any federal court, state court, local court, or administrative agency by the Recipient or the Company with respect to any Grievance which is arbitrable as herein set forth. The arbitration provisions shall, with respect to any Grievance, survive the termination of this Agreement.


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NON-ALIENABILITY AND NON-TRANSFERABILITY:

Recipient's (and any beneficiary of Recipient) right to payment of any benefit hereunder shall not be alienated, assigned, transferred, pledged or encumbered and shall not be subject to execution, attachment, levy, sale, garnishment or similar process, including, but not limited to any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative. Any attempted assignment, pledge, levy or similar process shall be null and void and without effect.

The parties hereto, intending to be bound, have the date first written above executed this Agreement.

THE DETROIT EDISON COMPANY



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John E. Lobbia
Chairman of the Board and Chief Executive Officer




ACCEPTED:





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Anthony F. Earley, Jr.

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